EXHIBIT 23.1
                    [Letterhead of Rotenberg & Company, LLP]


                          INDEPENDENT AUDITORS' CONSENT



To the Board of Directors
  and Stockholders
HQ Sustainable Maritime Industries, Inc.
  And Subsidiaries
New York, NY


         We consent to the use in this Annual Report of HQ Sustainable Maritime Industries, Inc. and Subsidiaries on Form 10-KSB of our report dated March 23, 2006, for the consolidated balance sheets of HQ Sustainable Maritime Industries, Inc. and Subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years then ended.

/s/ Rotenberg & Co., LLP

Rotenberg & Co., LLP
Certified Public Accountants

Rochester, New York
March 23, 2006